EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-171602, No. 333-173361 and No. 333-173362) and on Form S-4 (No. 333-178518) as amended by Post-Effective Amendment No. 1 on Form S-4/A    (No. 333-178518) of AbitibiBowater Inc. of our report dated February 29, 2012 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of AbitibiBowater Inc. (Successor Company), and our report dated April 5, 2011 relating to the consolidated financial statements and financial statement schedule of AbitibiBowater Inc. (Predecessor Company) which appear in this Annual report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
February 29, 2012
Montreal, Quebec, Canada